POWER OF ATTORNEY



The undersigned hereby authorizes and designates each of Gordon D. Hamilton, Secretary of Global Aircraft Solutions, Inc. ("Hamilton") as his fully authorized attorney for the purpose of signing and filing on behalf of the undersigned all forms which are permitted or required to be filed pursuant to
Section 16 of the Securities Exchange Act of 1934 (the "Forms") concerning the undersigned's position as a member of the Board of Directors interest in Global Aircraft Solutions, Inc. ("GACF")and/or the undersigned's status with respect to GACF. This Power of Attorney authorizes Hamilton to sign and file the forms on behalf of the undersigned from the date hereof until the undersigned ceases to be subject to Section 16 of the Securities Exchange Act of 1934 by virtue of having been a director of GACF.



                                                /s/ Brent Dau
                                                ---------------------
                                                Brent Dau